DATARAM               Dataram Contact:             Investor Contact:
                      Mark Maddocks,               Joe Zappulla
                      Vice President-Finance, CFO  Wall Street Investor
                                                   Relations
PRESS RELEASE         609-799-0071                 212-681-4100
                      info@dataram.com             JZappulla@WallStreetIR.com


                         DATARAM REPORTS THIRD QUARTER
                         FISCAL 2006 FINANCIAL RESULTS

        Board of Directors Approves 20% Increase in Quarterly Dividend

PRINCETON, N.J. February 27, 2006 -- Dataram Corporation (NASDAQ: DRAM) today reported its financial results for its third quarter ended January 31, 2006. Revenues for the third quarter of the current fiscal year were $9.2 million, which compares to $14.4 million for the third quarter of the prior fiscal year and $9.9 million in this year's second quarter. Revenues for the first nine months of the current fiscal year were $33.0 million versus $50.5 million for the comparable prior year period. Prior fiscal year third quarter and nine month revenues included sales of approximately $4.1 million and $18.2 million, respectively, to one customer compared to $13,000 and $3.1 million for the comparable current year periods.

Earnings before income taxes for the third quarter were $2.3 million, which includes a gain of $1.9 million from the sale of the Company's undeveloped land. This compares to earnings before income taxes of $157,000 for the third quarter of the previous fiscal year and $565,000 for the second quarter of the current fiscal year.

Net earnings for the third quarter were $1.4 million or $0.16 per diluted share compared to net earnings of $147,000 or $0.02 per diluted share for last fiscal year's third quarter and $352,000 or $0.04 per diluted share for the second quarter of this fiscal year. The Company has net operating loss
(NOL) carryforwards totaling approximately $10.9 million. The Company's tax rate for financial reporting purposes in the current fiscal year is approximately 38 percent, although he Company will continue to pay taxes at an approximate rate of 7 percent until it utilizes all of its NOL carryforwards. In fiscal 2005, the Company's effective tax rate for financial reporting purposes had been approximately 7 percent.

Fiscal year to date earnings before income taxes were $4.3 million (inclusive of the gain from the real estate transaction) compared to $3.0 million for the nine month period in the prior fiscal year. Net earnings for the first nine months of the current fiscal year were $2.7 million or $0.30 per diluted share versus $2.8 million or $0.31 per diluted share for the comparable period in fiscal 2005.

Gross margins during the third quarter were approximately 29 percent, which compares to approximately 30 percent in the second quarter and 21 percent for the third quarter of the prior fiscal year. The Company considers 25 percent gross margins with quarterly fluctuations of as much as 3 percent to be normal. Engineering and selling, general and administrative costs were $2.5 million in the current quarter, down from $3.0 million during third quarter of the prior fiscal year. The Company's backlog at the end of the third quarter was $635,000 compared to $770,000 at the end of the previous quarter.

During the third quarter, the Company closed on its contract of sale for its undeveloped land. The purchase price was $3,075,000 of which half, or $1,537,500, was paid in the form of a one-year mortgage, which accrues interest at 5% per annum. Of the remainder $250,000 had been previously paid as deposits and $1,287,500 was received at closing in cash.

Cash and equivalents increased $2.3 million from the previous quarter to approximately $15.0 million or $1.77 per share. This also represents an increase of $5.7 million from the beginning of the fiscal year. The Company's current ratio has grown to 10.7 and the Company's book value is now $2.82 per share. As of January 31, 2006, there were 8,475,396 common shares outstanding.

Robert V. Tarantino, Dataram's chairman and CEO commented, "While we experienced our typical seasonal slowness in the third quarter, we generated significant cash flow from operating activities in addition to the cash realized from the sale of the land. Today, the Company's board of directors declared a quarterly dividend of $0.06 cents per common share, an increase of 20 percent, or $0.01 per share, over the previous quarterly payment. The dividend will be payable on March 22, 2006, to shareholders of record as of March 9, 2006."

As announced in a press release dated February 15, 2006, Dataram will conduct a conference call today at 4:30 p.m. (EST) to present its third quarter financial results and to respond to investor questions. Interested shareholders may participate in the call by dialing 800-729-5806 and providing the following reservation number: 21284075. It is recommended that participants call 10 minutes before the conference call is scheduled to begin. The conference call can also be accessed over the Internet through
Vcall at www.vcall.com.   A replay of the call will be available
approximately one hour after the completion of the conference call through Vcall and for 24 hours by dialing 800-633-8284 or 402-977-9140 and entering the reservation number listed above.

ABOUT DATARAM CORPORATION
Dataram is a worldwide leader in the design and manufacture of high capacity, reliable and innovative memory solutions. With over 38 years of experience, Dataram provides customized memory solutions for OEMs and compatible memory for leading brands including HP, Dell, IBM, SGI, Sun Microsystems and Intel. For more information about Dataram, visit www.dataram.com



The information provided in this press release may include forward-looking statements relating to future events, such as the development of new products, pricing and availability of raw materials or the future financial performance of the Company. Actual results may differ from such projections and are subject to certain risks including, without limitation, risks arising from: changes in the price of memory chips, changes in the demand for memory systems, increased competition in the memory systems industry, order cancellations, delays in developing and commercializing new products and other factors described in the Company's most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission, which can be reviewed at http://www.sec.gov.

                      ***** Financial Tables Follow *****


                     DATARAM CORPORATION AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENT OF EARNINGS
                   (In thousands, except per share amounts)
                                  (Unaudited)


                                       Third Quarter          Nine Months
                                     Ended January 31,      Ended January 31,
                                     ________________       ________________
                                      2006      2005         2006       2005

Revenues                           $ 9,220   $14,431      $33,022    $50,544

Costs and expenses:
  Cost of sales                      6,520    11,420       23,152     38,977
  Engineering and development          287       317          847        947
  Selling, general
    and administrative               2,175     2,636        6,950      7,760
                                   _______   _______      _______    _______
                                     8,982    14,373       30,949     47,684
                                   _______   _______      _______    _______

Earnings from operations               238        58        2,073      2,860

Other income                         2,030        99        2,249        177
                                   _______   _______      _______    _______

Earnings before income taxes         2,268       157        4,322      3,037

Income tax provision                   863        10        1,634        197
                                   _______   _______      _______    _______

Net earnings                       $ 1,405   $   147      $ 2,688    $ 2,840
                                   =======   =======      =======    =======

Net earnings per share:
       Basic                       $  0.17   $  0.02      $  0.32    $  0.33
                                   =======   =======      =======    =======
       Diluted                     $  0.16   $  0.02      $  0.30    $  0.31
                                   =======   =======      =======    =======

Weighted average number of shares
outstanding:
       Basic                         8,472     8,621        8,431      8,594
                                   =======   =======      =======    =======
       Diluted                       8,831     9,176        8,825      9,223
                                   =======   =======      =======    =======




                     DATARAM CORPORATION AND SUBSIDIARIES
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                (In thousands)
                                  (Unaudited)


                                         January 31, 2006      April 30, 2005

ASSETS
Current assets
   Cash and cash equivalents                   $   14,979          $    9,281
   Trade receivables, net                           4,171               8,397
   Inventories                                      1,874               2,369
   Note receivable                                  1,537                   0
   Deferred income taxes                            1,462               3,258
   Other current assets                               148                 130
                                               __________          __________
      Total current assets                         24,171              23,435

Deferred income taxes                               1,130                 630

Property and equipment, net                           765               2,028

Other assets                                          105                  54
                                               __________          __________

Total assets                                   $   26,171          $   26,147
                                               ==========          ==========


LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
   Accounts payable                            $    1,422          $    2,528
   Accrued liabilities                                833               1,438
                                               __________          __________
      Total current liabilities                     2,255               3,966


Stockholders' equity                               23,916              22,181
                                               __________          __________

Total liabilities and stockholders' equity     $   26,171          $   26,147
                                               ==========          ==========